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TAMBRANDS                                               News Release
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Tambrands Inc. - 777 Westchester Avenue . White Plains, NY 10604


Investor Contact:                                     Media Contact:
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Kathy Brooks Makrakis                                 Janey M. Loyd
(914) 696-6509                                        (914) 696-6330


FOR IMMEDIATE RELEASE (Wednesday, September 18, 1996)
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           TAMBRANDS ADOPTS SINGLE GLOBAL STRUCTURE AND RATIONALIZES
            PRODUCTION FACILITIES TO SUPPORT GLOBAL GROWTH STRATEGY

                          Promotes Senior Executives;
             Will Take $46 Million Pre-Tax Charge In Third Quarter
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        WHITE PLAINS, NY, September 18, 1996 -- Tambrands Inc. (NYSE: TMB)
today announced two senior executive promotions and a wide-ranging strategic initiative to simplify its organizational structure and rationalize its production facilities around the world to support its global growth strategy for Tampax tampons.

        Edward T. Fogarty, 60, who joined Tambrands as President and Chief Executive Officer in 1994, will assume the additional position of Chairman of the Board, succeeding Howard B. Wentz, Jr., 66, a long-time outside director who has been Chairman since 1993. Wentz will remain a director. Thomas J. Mason, 51, Group Vice President - International will become Executive Vice President and Chief Operating Officer, a new position.

        Tambrands is combining its Americas and International groups -- currently independent and parallel organizations -- into a single global organization to increase efficiency, eliminate administrative duplication, improve decision-making, and get new and improved products to the global market more quickly. As part of this organizational streamlining, Mason will assume day-to-day responsibility for worldwide Tambrands operations.

        Tambrands also plans to phase out four of its nine worldwide manufacturing facilities while upgrading and consolidating production in the other five facilities. Plants expected to be closed are in Rutland, Vermont; Tours,


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TAMBRANDS
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France; Tipperary, Ireland; and St. Petersburg, Russia. Manufacturing
facilities in Auburn, Maine and Havant, England will be expanded to become hub locations. Tambrands will offer comprehensive severance packages to those employees who are unable to relocate or who cannot be placed in new positions.


        As a result of these actions, Tambrands will take a charge of $46 million pre-tax, or $1.00 per share after-tax, in the third quarter of 1996. The new global structure and plant consolidation will result in a net reduction of approximately 600 jobs, or 17% of Tambrands' worldwide work force. This net reduction includes the elimination of approximately 1,100 jobs as well as the addition of some 500 new jobs in the upgraded manufacturing facilities and in expanded marketing and new product development capabilities. These organizational initiatives are expected to result in approximately $20 million (pre-tax) in recurring annual savings to be fully phased in by the beginning of 1998.

        "My stewardship as Chairman is now complete," said Wentz. "Tambrands has a powerful market position and a strong management team. The new global structure will further strengthen the Company in order to meet its growth goals. I intend to remain an active Board member, and am confident that Tambrands has a bright future ahead of it."

        "Tampax is already a global megabrand, but in order to accelerate our growth we must become an even more effective global competitor," said Fogarty. "If we are to keep winning against much larger companies, we need to be leaner, faster and more efficient in building the Tampax brand with new products, product improvements, education and advertising. We are fully committed to the long-term growth of this unique global franchise, and these initiatives will enhance our ability to realize our full growth potential."


        Tambrands has manufactured Tampax(R) tampons for 60 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries and are used with confidence by millions of women.


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